Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports First Quarter 2013 Financial Results

Conshohocken, PA — (BUSINESS WIRE) — April 22, 2013  — CardioNet, Inc. (NASDAQ:BEAT), the leading wireless medical technology and research services company  focused on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•                  Revenue of $32.4 million and positive adjusted EBITDA of $2.4 million for the first quarter 2013

•                  Record patient volume

•                  Signed agreement to develop next-generation cardiac monitoring devices with IMEC

•                  Reduced consolidated DSO to 56 days, a 5 day improvement compared to year end 2012

•                  $18.3 million in cash and no debt as of March 31, 2013

•                  Announced creation of a holding company structure to better support growth strategy

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “Our first quarter results benefitted from strength in each of our segments.  Our patient services segment set a record for the highest number of patients serviced in the history of the Company.  This clearly demonstrates the success of our CardioNet Comprehensive strategy as physicians can now turn to CardioNet for all of their cardiac monitoring needs.  We also announced a partnership with IMEC to develop the next generation of innovative cardiac monitoring products.  We believe this partnership will further our efforts to maintain our technological leadership in remote cardiac monitoring.  Finally, our research services segment continues to exceed our expectations, posting strong top and bottom line year over year growth, as reported and on a proforma basis.

“Given our progress and how we plan to expand the business, we felt this was on appropriate time to realign under a holding company structure, providing maximum flexibility for achieving our long term objectives.  With a strong balance sheet, and over $18 million in cash and no debt, we have the ability to seek opportunities that we believe will enhance our growth.”

First Quarter Financial Results

Revenue for the first quarter 2013 was $32.4 million, an increase of 19.9% compared to $27.0 million in the first quarter 2012.  Revenue increased $5.4 million primarily due to an increase in research services revenue of $4.5 million with the acquisition of Cardiocore in August 2012.  Additionally, patient services revenue increased $1.0 million as the success of the Company’s CardioNet Comprehensive program resulted in increased patient volume.  Patient services revenue also benefitted from a higher average reimbursement due to the timing and mix of patients.  For the three months ended March 31, 2013, patient revenue was comprised of 45% Medicare and 55% commercial.

Gross profit for the first quarter 2013 increased to $19.5 million, or 60.3% of revenue, compared to $15.6 million, or 57.7% of revenue, in the first quarter of 2012.  This also compares to gross profit for the first quarter 2012 on an adjusted basis of $16.0 million, or 59.1% of revenue, excluding $0.4 million related to restructuring and other nonrecurring charges.  The increase in the gross profit percentage was related to the increased patient services volume and average selling price as well as the impact of cost reduction efforts and efficiency measures.

On a GAAP basis, operating expenses for the first quarter 2013 were $21.6 million, an increase of 12.4% compared to $19.2 million in the first quarter 2012.  On an adjusted basis, operating expenses for the first quarter were $20.2 million, a 9.5% increase compared to $18.4 million for the prior year quarter, excluding $1.4 million in the first quarter 2013 and $0.7 million in the first quarter 2012 related to restructuring and other nonrecurring charges.  The increase in operating expense was driven by the addition of the Cardiocore operations which was partially offset by a reduction in bad debt expense.

On a GAAP basis, net loss for the first quarter 2013 was $2.1 million, or a loss of $0.08 per diluted share, compared to a net loss of $3.5 million, or a loss of $0.14 per diluted share, for the first quarter 2012.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net loss for the first quarter 2013 was $0.7 million, or a loss of $0.03 per diluted share.  This compares to an adjusted net loss of $2.4 million, or a loss of $0.10 per diluted share, for the first quarter 2012, which excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of March 31, 2013, total cash was $18.3 million.  This is unchanged from December 31, 2012 despite uses of cash that are typical in the first quarter.  The uses of cash during the first quarter 2013 included $1.8 million for capital expenditures, primarily medical devices, increased trade show and sales meeting expense as well as higher payroll taxes.  Positive operating cash flow helped offset these expenditures.  In addition, consolidated DSO decreased to 56 days, representing a 5 day decrease compared to year end 2012.

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, April 23, 2013, at 8:00 AM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 17607986.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM).  More information can be found at http://www.cardionet.com.

Information Concerning the Holding Company

A registration statement relating to the issuance of BioTelemetry, Inc. common stock in connection with the creation of the holding company structure has been filed with the SEC but has not yet become effective. BioTelemetry, Inc. may not issue shares of its common stock prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state of jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our expectations regarding the effect of the creation of a new holding company structure and the effect, including on our growth prospects, of the new holding company structure, the prospects for our products and our confidence in the Company’s future.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, effects of changes in health care legislation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success, our ability to successfully create a new holding company structure and to anticipate the benefits of such structure.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations	March 31,	March 31,
(In Thousands, Except Per Share Amounts)	2013	2012

Revenue	$32,418	$27,045
Cost of revenue	12,873	11,435
Gross profit	19,545	15,610
Gross profit %	60.3%	57.7%

Operating expenses:
General and administrative expense	9,528	8,673
Sales and marketing expense	6,762	6,152
Bad debt expense	2,467	2,911
Research and development expense	1,620	1,185
Integration, restructuring and other charges	1,202	270
Total operating expenses	21,579	19,191

Loss from operations	(2,034)	(3,581)
Interest and other (expense), net	(53)	47

Loss before income taxes	(2,087)	(3,534)
Benefit (provision) for income taxes	—	—
Net loss	$(2,087)	$(3,534)

Loss per Share:
Basic	$(0.08)	$(0.14)
Diluted	$(0.08)	$(0.14)

Weighted Average Shares Outstanding:
Basic	25,191	24,605
Diluted	25,191	24,605

Summary Financial Data	March 31,	December 31,
(In Thousands)	2013	2012
	(unaudited)	(unaudited)
Cash and investments	$18,324	$18,298
Patient accounts receivable, net	13,477	13,792
Other accounts receivable, net	6,738	6,515
Days sales outstanding	56	61
Working capital	24,780	24,932
Total assets	89,063	90,010
Total debt	—	—
Total shareholders’ equity	68,819	69,998

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	March 31, 2013	March 31, 2012
Operating loss — GAAP	$(2,034)	$(3,581)
Nonrecurring charges (a)	1,376	1,128
Adjusted operating loss	$(658)	$(2,453)

Net loss — GAAP	$(2,087)	$(3,534)
Nonrecurring charges (a)	1,376	1,128
Adjusted net loss	$(711)	$(2,406)

Loss per diluted share — GAAP	$(0.08)	$(0.14)
Nonrecurring charges per share (a)	0.05	0.04

Adjusted loss per diluted share	$(0.03)	$(0.10)

(a)         In the first quarter of 2013, the Company incurred $1.2 million related to integration, restructuring and other charges, $0.1 million of other nonrecurring expenses primarily for legal fees related to litigation and $0.1 million for the forfeiture and acceleration of certain options.   In the first quarter of 2012, the Company incurred $0.3 million related to integration, restructuring and other charges, $0.6 million related to litigation as well as $0.2 million for the forfeiture and acceleration of certain options.

	Three Months Ended
	(unaudited)
	March 31, 2013	March 31, 2012

Cash provided by operating activities	$1,657	$(1,949)
Capital expenditures	(1,839)	(1,372)
Free cash flow	$(182)	$(3,321)

	Three Months Ended
	(unaudited)
	March 31, 2013	March 31, 2012

Operating loss — GAAP	$(2,034)	$(3,581)
Nonrecurring charges	1,376	1,128
Depreciation and amortization expense	3,008	2,020
Adjusted EBITDA	$2,350	$(433)